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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement of Elbit Medical Imaging Ltd. on Form S-8 (relating to the registration of shares to be used under the Elbit Medical Imaging Ltd. 2001 Incentive Plan to Employees and Officers) of our report dated April 5, 2004 relating to the consolidated financial statements of Elbit Medical Imaging Ltd. and subsidiaries for the year ended December 31, 2003, which are included in Elbit Medical Imaging Ltd. Annual Report on Form 20-F filed June 30, 2004.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants

A member of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
July 15, 2004